INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 1st  day of May, 2006 by and among Sun Capital Advisers LLC, a Delaware limited liability company (the "Investment Adviser"), Sun Capital Advisers Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, SC FI Large Cap Growth Fund (the “Fund”), and Pyramis Global Advisors, LLC, a Delaware limited liability company (the “Subadviser").

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated May 1, 2006 between the Investment Adviser and the Trust, on behalf of the Fund, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

1. Investment Advisory and Management Services. The Investment Adviser hereby appoints the Subadviser to serve as subadviser to the Fund and the Subadviser hereby accepts such appointment. Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Fund with investment advice and investment management services concerning the investments of the Fund. The Subadviser will determine what securities shall be purchased, held or sold by the Fund and what portion of the Fund's assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the Trust’s Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Fund (including, without limitation, the requirements of Subchapters L and M of the Internal Revenue Code of 1986, as amended) (the "Code"), as each of the same shall be from time to time in effect or set forth in the Fund’s Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser and are agreed to by the Subadviser.

To carry out such determinations the Subadviser will exercise full discretion, subject to the preceding paragraph, and act for the Fund in the same manner and with the same force and effect as the Trust might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Notwithstanding the foregoing, the Subadviser shall be subject to and comply with written instructions from the Investment Adviser, given in reasonable circumstances, including, without limitation, any termination of this Agreement.

The Subadviser will also make its investment professionals, other than portfolio managers, available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. The Subadviser shall make a senior portfolio manager or an appropriate investment professional available for presentations to the Board of Trustees at a meeting of the Board annually, as well as other meetings as may be reasonably requested. On a monthly, quarterly or annual basis as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Subadviser's expense, reports on portfolio information, portfolio transactions, and issues of securities held by the Fund, all in such detail as the Trust or the Investment Adviser may reasonably request.

The Subadviser will keep the Trust’s officers and the Investment Adviser informed of developments materially affecting the Fund’s holdings, and will, upon request, furnish the Trust’s officers and the Investment Adviser with written information concerning the same. Upon request of the Investment Adviser and/or the Trust, the Subadviser shall provide reasonable assistance in connection with the determination of the fair value of securities in the Fund for which market quotations are not readily available or if the market price does not reflect the security’s fair value. In such instances, the Subadviser will provide reasonable assistance to the Investment Adviser or the Trust’s valuation committee as the Investment Adviser or committee makes determinations of the fair value of such portfolio securities in accordance with the Trust’s valuation procedures. The Subadviser shall not bear responsibility or liability for the determination of accuracy of the valuation of any portfolio securities and other assets of the Fund.

In addition, the Subadviser will provide a quarterly certification, in a form mutually agreed upon by the Investment Adviser and the Subadviser, that the Subadviser, to the best of its knowledge after due inquiry, has managed the Fund in accordance with the provisions of this Section 1 of this Agreement. The Subadviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board. The Subadviser agrees to correct promptly any failure on its part and to take any action that the Investment Adviser may reasonably request in connection with any breach of this Agreement. The Subadviser shall also provide the officers of the Fund with certifications, in a form mutually agreed upon by the Investment Adviser and Subadviser, supporting the certifications made by the Trust’s officers pursuant to the Sarbanes-Oxley Act of the Fund’s financial statements and disclosure controls.

The Subadviser will cooperate with and provide reasonable assistance to the Investment Adviser and the Fund’s custodian and all other agents and representatives of the Trust that have a reasonable need to interact with the Subadviser, and provide prompt responses to reasonable requests made by such persons. The Subadviser shall have no liability for the acts of omissions of the Custodian or other agents.

Unless and until otherwise directed in writing with specific instructions by the Investment Adviser or the Trust’s officers or Board at least thirty (30) days prior to a shareholder meeting and subject to its receipt of all necessary voting materials, the Subadviser will be responsible for voting all proxies, including taking action with respect to corporate action elections for proxies and corporate actions communicated by the Fund or its agents to the Subadviser, with respect to the securities held by the Fund.

The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act. The Subadviser shall permit the Investment Adviser, the Fund's officers and its independent public accountants, upon reasonable prior written request by the Investment Adviser to the Subadviser, with access to inspect and audit such records at reasonable times during normal business hours at the Subadviser’s office the books and records of the Subadviser relating to the Fund and the Subadviser’s performance hereunder and such other books and records of the Subadviser as are reasonably necessary to confirm that the Subadviser has complied with its obligations and duties under the Agreement (provided, however, that if such books and records contain information relating to any other client, Subadviser shall provide redacted copies adequate for these purposes but omitting identifying information concerning such other clients).

If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Fund, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Subadviser's services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others.

The Subadviser is prohibited from consulting with any other subadviser to any other series of the Trust concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

The Investment Adviser acknowledges that the Subadviser is not the principal compliance agent for the Fund or the Investment Adviser, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Subadviser has agreed to perform the services specified in this Section 1 and in accordance with applicable law (including subchapters M and L of the Code, the Act and the Advisers Act (“Applicable Law”) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and the Investment Adviser and the Fund’s registration statement (collectively, the “Charter Requirements”) and such services involve compliance with requirements expressed as a percentage of “total assets” or “net assets” of the Fund, the Subadviser shall perform such services based upon the market values and portfolio holdings and transactions reflected on its books and records with respect to the Fund, and information or instructions provided by the Fund, the Investment Adviser or the Fund’s administrator, and shall not be held responsible under this Agreement as long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon the market values and portfolio holdings and transactions reflected on such books and records, and information or instructions provided by the Fund, the Investment Adviser or the Fund’s administrator. The Subadviser shall be afforded a reasonable time to implement any such instructions.

2. Expenses. The Subadviser will bear its own costs of providing services hereunder. The Subadviser will not be responsible for expenses of the Investment Adviser or the Fund, including, but not limited to, the following: the Fund's legal, auditing and accounting expenses; expenses of maintenance of the Fund's books and records other than those required to be maintained by the Subadviser, including computation of the Fund's daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Fund; fees of the Fund’s custodian, transfer agent, registrar or other agents; expenses of preparing the Fund's share certificates; expenses relating to the redemption or repurchase of the Fund’s shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund investors (except that the Subadviser will be responsible for costs associated with supplements to such documents and all regulatory filing requirements necessitated by a change of control of the Subadviser, and the Subadviser will be responsible for costs associated with prospectus supplements necessitated by a change initiated by the Subadviser in the portfolio manager or managers assigned to the Fund); cost of Fund stationery; costs of Trustee, shareholder and other meetings of the Trust or Fund (except that the Subadviser will be responsible for costs associated with any shareholder meeting, or any information statement prepared and distributed in lieu of a shareholder meeting, necessitated by a change of control of the Subadviser); traveling expenses of officers, trustees and employees of the Trust or Fund; fees of the Trust's trustees and salaries of any officers or employees of the Trust or Fund; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Fund and their officers and trustees.

3. Compensation of Subadviser. As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, computed daily and paid quarterly in arrears, based on the net asset value of the Fund, determined as described below. The annual subadvisory fee is expressed as a percent of the average daily net assets of the Fund as follows:

ASSET LEVEL      FEE RATE

$0 to $250 million          0.45%
$250 million to $750 million     0.40%
Over $750 million        0.35%

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter. The Subadviser's fee shall be payable solely by the Investment Adviser. The Fund shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Fund shall be computed in the manner specified in the Fund’s Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares. On any day that the net asset value determination is suspended as specified in the Fund’s Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

4. Obligations of the Investment Adviser.

a. The Investment Adviser shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b. The Investment Adviser has furnished the Subadviser a copy of the Registration Statement, including the prospectus and statement of additional information, of the Fund and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto within a reasonable time period before the time the revisions or supplements become effective. The Investment Adviser agrees to furnish the Subadviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

5. Brokerage Transactions. Subject to the provisions of Section 1 and this Section 5 of this Agreement, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of the Fund with such brokers or dealers as it may select. In the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times to seek for the Fund best overall terms available. In assessing the best overall terms available for any transaction, the Subadviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. It is also understood, however, that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at higher commissions to the Fund than may result when allocating brokerage to other brokers solely on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to Section 28(e) of the Securities and Exchange Act of 1934, as amended, and any other applicable laws and regulations and to review and oversight by the Investment Adviser and the Trust’s Board of Trustees. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Fund, except as permitted by applicable law and with the express written consent of the Trust and the Investment Adviser.

The Subadviser will advise the Fund’s custodian and the Investment Adviser on a prompt basis of each purchase and sale of a portfolio security, specifying such information as may be reasonably required.

6. Standard of Care and Liability of Subadviser. The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected, with due care and in good faith; but, subject to the last paragraph of Section 1, nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, the Fund or its shareholders by reason of the Subadviser’s willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement. For purposes of this Agreement, the term “gross negligence” will be deemed to include (a) the Subadviser’s causing the Fund to be in violation of any investment policy or restriction set forth in the Fund’s prospectus or Statement of Additional Information or any written guidelines or instruction provided by the Trust’s Board of Trustees or the Investment Adviser; and (b) the Subadviser’s causing the Fund to fail to satisfy the asset percentage diversification requirements set forth in section 817(h) of Subchapter L of the Code or the source of income and asset percentage diversification requirements set forth in section 851 of Subchapter M of the Code, or, in each case, any successor provision of the Code.

The Subadviser will indemnify and hold harmless the Investment Adviser, its affiliated persons and the Fund (collectively, the "Indemnified Persons") to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by any Indemnified Person to the extent resulting, in whole or in part, from any of the Subadviser’s acts or omissions in the paragraph above, any breach of any duty or warranty hereunder of the Subadviser or any inaccuracy of any representation of the Subadviser made hereunder, provided, however, that nothing herein contained will provide indemnity to any Indemnified Person for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

The Investment Adviser shall indemnify and hold harmless the Subadviser to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by the Subadviser to the extent resulting, in whole or in part, from (x) the Investment Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement and (y) any breach of any duty or warranty hereunder of the Investment Adviser or any inaccuracy of any representation of the Investment Adviser made hereunder, provided, however, that nothing herein contained will provide indemnity to the Subadviser for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

7. Term and Termination. This Agreement shall remain in force until December 31, 2007 and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, upon 60 days' written notice to the Subadviser, be terminated at any time without the payment of any penalty, (a) by the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by the Investment Adviser. This Agreement may, upon 120 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Subadviser. This Agreement shall automatically terminate in the event of its assignment.

8. Interpretation of Terms; Captions. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of "interested person," "affiliated person," "assignment," "control" and "vote of a majority of the outstanding voting securities"), shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

9. Registration Statement Information Concerning Subadviser. The Subadviser has reviewed the current Prospectus and Statement of Additional Information of the Trust, relating to the Fund, as provided by the Investment Adviser, and represents and warrants that with respect to disclosure about the Subadviser or information relating directly or indirectly to the Subadviser, such Prospectus and Statement of Additional Information contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser agrees to review the Fund’s Prospectus and Statement of Additional Information on at least an annual basis in connection with the Trust’s annual update to its Registration Statement on Form N-1A to ensure that the description of the Fund’s investment policies and strategies followed by the Subadviser as decribed therein is consistent with the policies and strategies the Subadviser uses or intends to use.

10. Other Representations and Agreements.

(i) Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii) Each of the Subadviser and Investment Adviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iii) The Trust represents that it has adopted and implemented and shall maintain written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act.

(iv) Each of the Subadviser and Investment Adviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust. The Subadviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Fund or otherwise, by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(v) The Subadviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with respect to all other applicable federal and state securities laws, rules, and regulations as well as requirements imposed by the Subadviser’s fiduciary duties to the Fund that relate to the services and relationships described in this Agreement and to the conduct of its business as a registered investment adviser to the Fund.

(vi)	The Subadviser agrees to notify promptly the Investment Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to: (a) the occurrence of any event that could disqualify the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material change to the Subadviser’s business activities that could have a material impact on the performance of its duties under this Agreement; (c) any event that would constitute a change of control of the Subadviser; (d) any change in the portfolio manager team; and (e) the existence of any pending regulatory audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Subadviser’s services to the Fund; and (f) any material violation of the Subadviser’s code of ethics which violation involves or affects the Fund.

(vii)  Each of the Subadviser and the Investment Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(viii)  Each of the Subadviser and the Investment Adviser represents and warrants that it currently maintains, and shall continue to maintain as long as this Agreement is in effect, Directors & Officers, Errors & Omissions and fidelity bond insurance coverage it deems sufficient.

(ix) Each of the parties hereto agrees to cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.  Confidentiality. It is understood that all information furnished by one party to the other parties (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except if it is otherwise in the public domain other than through the fault of the receiving party or, with notice to the other party, as may be necessary to comply with applicable laws, rules, regulations, subpoenas or court orders.

Without limiting the foregoing, the Investment Adviser acknowledges that the securities holdings of the Fund constitute information of value to the Subadviser, and agrees (1) not to use for any purpose, other than for the Investment Adviser or the Trust, or their agents, to supervise or monitor Subadviser, the holdings or trade related information of the Fund; and (2) not to disclose the Fund’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Trust’s Trustees and their counsel, counsel to the Trust, counsel to the Investment Adviser, the Fund’s administrator or any sub-administrator, the independent accountants and any other agent of the Trust or the Investment Adviser; (d) in conformity with the disclosure set forth in the Fund’s currently effective registration statement; or (e) as otherwise agreed to by the parties in writing.

Further, the Investment Adviser agrees that information supplied by Subadviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to Subadviser, and the Investment Adviser agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Trust’s Trustees or their counsel, counsel to the Trust, counsel to the Investment Adviser, the Fund’s administrator or any sub-administrator, the independent accountants and any other agent of the Trust or the Investment Adviser; or (iv) as otherwise agreed to by the parties in writing.

The Subadviser may release portfolio holdings information with respect to the Fund only: (i) with the prior written consent of the Trust’s Chief Compliance Officer; provided, however, that the Subadviser may, without such prior written consent, disclose portfolio holdings information to the Fund’s Investment Adviser, Trustees, officers, custodian, fund accounting agent, principal underwriter, auditors and counsel (collectively, the “Fund’s Service Providers”) solely in connection with the performance of its advisory duties for the Fund, or if required or requested by any regulatory authority with jurisdiction, judicial or administrative process or otherwise by applicable law or regulation; and (ii) if the release of the portfolio holdings information is in conformity with the disclosure set forth in the Fund’s currently effective Registration Statement.

12. Use of Subadviser’s Name and Logo. The parties agree that the name of the Subadviser, the names of any its parent or affiliates and any derivative, logo, trademark, service mark or trade name are the valuable property of the Subadviser and its affiliates. During the term of this Agreement, the Investment Adviser and the Trust shall have the non-exclusive right to use the names and logos of the Subadviser and its affiliates in all materials relating to the Funds, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to printing or distributing of any materials which refer to the Subadviser, the Investment Adviser shall consult with the Subadviser and shall furnish to the Subadviser a copy of such materials. The Subadviser agrees to cooperate with the Investment Adviser and to review such materials promptly. The Investment Adviser shall not print or distribute such materials if the Subadviser reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed, which would include longer time periods for review of the Funds’ prospectus and other parts of the registration statement), to the manner in which its name and logo are to be used.

The Subadviser understands and agrees that the Fund will be offered and sold to insurance company separate accounts as underlying investments for variable insurance products issued by those insurance companies. The Investment Adviser represents that it will have an agreement with each insurance company that invests in the Fund obligating the insurance company to furnish the Investment Adviser with a copy of any offering materials, sales literature or other promotional materials for the variable insurance products that also name the Fund. The Investment Adviser represents that it will follow the procedures established in accordance with the preceding paragraph to seek the Subadviser’s prior approval for any such materials submitted by the insurance companies to the Investment Adviser that include the name and/or logo of the Subadviser or its affiliates. The Investment Adviser shall have no liability whatsoever to the Subadviser or its affiliates for any failure by an insurance company to submit materials to the Investment Adviser.

Upon termination of this Agreement, the Investment Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names except as required by law or regulation, and except for references, in prospectuses, Statements of Additional Information or marketing material, to the Subadviser having served as the Fund’s subadviser for the term of this Agreement. If the Investment Adviser or the Trust makes any unauthorized use of Subadviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Subadviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Subadviser shall be entitled to injunctive relief.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

14. Entire Agreement; Amendments. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

15. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16. Independent Contractor. In the performance of the Subadviser's duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Investment Adviser.

17. Notices. Any notice under this Agreement shall be delivered, mailed or faxed to the addresses or fax numbers set forth below, as the case may be, or such other address or number as any party may specify in writing to the others:

If to the Trust or Fund:

Sun Capital Advisers Trust
One Sun Life Executive Park
Wellesley, MA 02481
Attn: President

If to the Investment Adviser:

Sun Capital Advisers LLC
One Sun Life Executive Park
Wellesley, MA 02481
Attn: Chief Counsel

If to the Subadviser:

Pyramis Global Advisors, LLC
82 Devonshire Street
Boston, MA 02109
Attn: Chief Administrative Officer

If delivered, such notices shall be deemed given upon receipt by the other party or parties. If mailed, such notices shall be deemed given seven (7) days after being mailed. If faxed, notices shall be deemed given on the next business day after confirmed transmission to the correct fax number.

18. Limitation of Liability. It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

19. Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SUN CAPITAL ADVISERS TRUST

By:/s/ JAMES M.A. ANDERSON
James M. A. Anderson
Its: President

SUN CAPITAL ADVISERS LLC

By: /s/ JAMES M.A. ANDERSON
James M. A. Anderson
Its: President

By: /s/ JAMES F. ALBAN
James F. Alban
Its: Senior V.P. & Chief Financial Officer

PYRAMIS GLOBAL ADVISORS, LLC

By: /s/ PHILIP MCDOWELL
Philip McDowell
Its: Senior Vice President, Chief Administrative Officer